Exhibit 21.1

SUBSIDIARIES OF AEGERION PHARMACEUTICALS, INC.

Name of Subsidiary	Jurisdiction of Organization
Aegerion Pharmaceuticals Ltd.	Bermuda
Aegerion Pharmaceuticals S.A.S.	France